WILDCAT SILVER CORPORATION

(FORMERLY COMCORP VENTURES INC.)

CONSOLIDATED FINANCIAL STATEMENTS

JUNE 30, 2006 AND 2005

INDEPENDENT AUDITORS’ REPORT

CONSOLIDATED BALANCE SHEETS

CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

CONSOLIDATED STATEMENTS OF CASH FLOWS

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

INDEPENDENT AUDITORS’ REPORT

To the Shareholders of Wildcat Silver Corporation

We have audited the consolidated balance sheets of Wildcat Silver Corporation (formerly Comcorp Ventures Inc.) as at June 30, 2006 and 2005 and the consolidated statements of loss and deficit, and cash flows for the years ended June 30, 2006 and 2005. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with Canadian generally accepted auditing standards and with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Company as at June 30, 2006 and 2005 and the results of its operations and its cash flows for the years ended June 30, 2006, 2005 and 2004 in accordance with Canadian generally accepted accounting principles.

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
September 27, 2006

COMMENTS BY AUDITORS FOR U.S. READERS ON CANADA-UNITED STATES
REPORTING DIFFERENCES

In the United States, reporting standards for auditors require the addition of an explanatory paragraph (following the opinion paragraph) when the financial statements are affected by conditions and events that cast substantial doubt on the Company’s ability to continue as a going concern, such as those described in Note 1 to the financial statements. Our report to the shareholders dated September 27, 2006 is expressed in accordance with Canadian reporting standards which do not permit a reference to such events and conditions in the auditors’ report when these are adequately disclosed in the financial statements.

“Dale Matheson Carr-Hilton LaBonte”

DALE MATHESON CARR-HILTON LABONTE LLP
CHARTERED ACCOUNTANTS

Vancouver, Canada
September 27, 2006

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
CONSOLIDATED BALANCE SHEETS

	June 30	June 30
	2006	2005

ASSETS

Current
Cash	$5,780,291	$86
Accounts receivable	38,680	381
Deposits and other	10,086	91
	5,829,057	558

Office Equipment (Note 3)	24,538	-
Mineral Properties (Note 4)	45,139,889	85,807
Oil and Gas Properties (Note 5)	-	32,351

TOTAL ASSETS	$50,993,484	$118,716

LIABILITIES

Current
Accounts payable and accrued liabilities (Note 8)	$940,279	$27,522
Due to related parties (Note 8)	1,549,428	52,056
Note payable (Note 6)	4,985,863	-
	7,475,570	79,578

Future Income Tax Liability (Note 9)	12,940,000	-

SHAREHOLDERS' EQUITY

Share Capital (Note 7)	18,418,245	9,381,169
Special Warrants (Note 7)	19,500,000	-
Contributed Surplus (Note 7)	2,852,553	-
Deficit	(10,192,884)	(9,342,031)
	30,577,914	39,138

TOTAL LIABILITIES AND
EQUITY	$50,993,484	$118,716

Going Concern (Note 1)
Commitments (Note 4)
Contingent Liability (Note 10)

On Behalf of the Board of Directors

/S/ Stuart Angus	/S/ Donald Clark
Stuart Angus - Director	Donald Clark - Director

The accompanying notes are an integral part of these consolidated financial statements.

3

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
CONSOLIDATED STATEMENTS OF LOSS AND DEFICIT

	Cumulative from
	dormancy (2003) to	Year Ended June 30
	June 30, 2006	2006	2005	2004
ADMINISTRATIVE COSTS
Professional fees	$483,136	$368,899	$26,688	$60,195
Resource properties written off (Note 4)	133,317	133,317	-	-
Interest and bank charges	130,521	116,718	195	6,546
Filing and regulatory	78,361	39,513	13,230	11,500
Office and administrative	51,466	24,441	6,701	11,906
Salaries and benefits	13,594	13,594	-	-
Travel	7,593	7,593	-	-
Management fees	97,500	7,500	30,000	30,000
Amortization	1,670	1,670	-	-
Stock based compensation (Note 7)	111,004	111,004	-	-
Foreign exchange gain	(37,349)	(37,349)	-	-
Other expenses (income)	(28,185)	-	-	(16,556)

LOSS FROM OPERATIONS	(1,042,628)	(786,900)	(76,814)	(103,591)
Interest income	75,345	75,345	-	-
NET LOSS	(967,283)	(711,555)	(76,814)	(103,591)

DEFICIT, BEGINNING OF DORMANCY	(9,086,303)	-	-	-
DEFICIT, BEGINNING	-	(9,342,031)	(9,265,217)	(9,161,626)
Share issuance costs	(139,298)	(139,298)	-	-

DEFICIT, ENDING	$(10,192,884)	$(10,192,884)	$(9,342,031)	$(9,265,217)

BASIC AND DILUTED LOSS PER SHARE		$(0.03)	$(0.01)	$(0.01)

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING		21,831,100	14,015,403	11,028,920

The accompanying notes are an integral part of these consolidated financial statements.

4

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Cumulative from
	dormancy (2003) to	Year Ended June 30
	June 30, 2006	2006	2005	2004

NET INFLOW (OUTFLOW) OF CASH
RELATED TO THE FOLLOWING:

OPERATING
Net loss	$(967,283)	$(711,555)	$(76,814)	$(103,591)
Items not affecting cash:
Discount interest	106,535	106,535	-	-
Amortization	1,670	1,670	-	-
Unrealized foreign exchange	(24,385)	(24,385)	-	-
Stock based compensation	111,004	111,004	-	-
Resource properties written off	133,317	133,317	-	-
Accounts payable written off	(28,258)	-	-	(16,556)
Loss on marketable securities	73	-	-	-
	(667,327)	(383,414)	(76,814)	(120,147)
Changes in non-cash working capital items:
Deposits and other	(9,995)	(9,995)	-	-
Due to related parties	1,549,428	1,549,428	-	-
Accounts receivable	(38,679)	(38,299)	1,819	(2,200)
Accounts payable and accrued liabilities	191,473	912,757	62,307	(77,903)
Net cash flows from (used in) operating activities	1,024,900	2,030,477	(12,688)	(200,250)

FINANCING
Shares issued for cash	12,875,022	11,778,625	-	295,330
Repayment of advances to related parties	(52,056)	(52,056)	-	-
Share issue expenses	(139,298)	(139,298)	-	-
Net cash flow from financing activities	12,683,668	11,587,271	-	295,330

INVESTING
Investment in CVS Explorations Ltda.	(840,975)	(840,975)	-	-
Investment in Arizona Minerals, Inc.	(6,184,679)	(6,184,679)	-	-
Office equipment	(26,208)	(26,208)	-	-
Exploration expenditures	(439,059)	(439,059)	-	-
Mineral property costs	(405,086)	(346,622)	(34,547)	(16,590)
Oil and Gas properties	(32,351)	-	-	(32,351)
Net cash flow used in investing activities	(7,928,358)	(7,837,543)	(34,547)	(48,941)

NET CASH INFLOW (OUTFLOW)	5,780,210	5,780,205	(47,235)	46,139
CASH, BEGINNING	81	86	47,321	1,182
CASH, ENDING	$5,780,291	$5,780,291	$86	$47,321

Note 11 - Supplementary cash flow information

The accompanying notes are an integral part of these consolidated financial statements.

5

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

1.	NATURE OF OPERATIONS AND BASIS OF PRESENTATION

Wildcat Silver Corporation (formerly Comcorp Ventures Inc.) (the “Company”) is incorporated in British Columbia, Canada. The Company is engaged in mineral exploration and development.

On May 17, 2006 the Company changed its name to Wildcat Silver Corporation.

The Company is considered to be an exploration stage enterprise as it has yet to generate significant revenue from operations. The Company is in the process of exploring its resource properties and has not yet determined whether its resource property interests contain reserves that are economically recoverable. The recoverability of amounts recorded for mineral properties and related deferred exploration costs are dependent upon the ability of the Company to fund exploration programs, future sale or disposition and ultimately the discovery of economically recoverable reserves.

These financial statements have been prepared in accordance with Canadian generally accepted accounting principles (“GAAP”) applicable to a going concern which assumes that the Company will realize its assets and discharge its liabilities in the normal course of business. As at June 30, 2006 the Company has a working capital deficit of $1,646,513 ($79,020 – June 30, 2005) and an accumulated deficit of $10,192,884 ($9,342,031 – June 30, 2005). The Company has a history of losses and further losses are expected to be incurred. The Company’s ability to meet its obligations and maintain its current operations is contingent upon successful completion of additional financing arrangements and ultimately upon generating profitable operations.

The Company's future capital requirements will depend on many factors, including the costs of exploring and developing its mineral properties, operating costs, competitive environment and global market conditions. The Company's anticipated operating losses and increasing working capital requirements will require that it obtain additional capital to continue operations.

The Company will depend on outside capital, which includes the issuance of additional common shares. There can be no assurance that capital will be available as necessary to meet these continuing exploration and development costs or, if the capital is available, that it will be on terms acceptable to the Company. The issuance of additional common shares by the Company may result in significant dilution of the equity interests of its current shareholders. Obtaining commercial loans, assuming those loans would be available, will increase the Company's liabilities and future cash commitments. If the Company is unable to obtain financing in the amounts and on terms deemed acceptable, the business and future success may be adversely affected giving rise to doubt about the Company’s ability to continue as a going concern.

6

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

2.	SIGNIFICANT ACCOUNTING POLICIES

	a)	Generally Accepted Accounting Principles

These consolidated financial statements have been prepared in accordance with Canadian GAAP.

As the Company intends to pursue a listing on a stock exchange in the United States it has added certain additional disclosures in these financial statements. This includes the US GAAP reconciliation detailed in Note 12.

	b)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents. At June 30, 2006 and 2005, cash consisted of cash held at banks.

	c)	Basis of consolidation

These consolidated financial statements include the accounts of the following:

The Company’s wholly owned subsidiary Ventana Gold Corp. (“Ventana”), and 688287 B.C. Ltd. (“B.C. Ltd”), British Columbian corporations, and CVS Explorations Ltda. (“CVS”), a Colombian corporation, which holds both the La Bodega and California-Vetas gold/silver properties.

The Company’s 80% owned subsidiary, Arizona Minerals, Inc. (“Arizona Minerals”), a Nevada corporation, that holds the Hardshell silver property.

The inter-company transactions and balances have been eliminated on consolidation.

	d)	Office equipment

Office equipment is stated at cost, net of accumulated amortization.

Amortization is calculated using the straight line method, based on the estimated useful lives of the assets as follows:

Furniture and Equipment	5 years straight line
Computer software	3 years straight line

7

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

2.	SIGNIFICANT ACCOUNTING POLICIES

	e)	Mineral Properties

The Company is engaged in the exploration of mineral properties and records its investment in mineral properties at the lower of cost or estimated recoverable value. Where specific exploration programs are planned and budgeted by management, mineral exploration costs are capitalized and carried at cost until the properties are placed into commercial production, sold, abandoned or determined by management to be impaired in value. Costs incurred for acquisition, including where applicable, lease and option payments made on properties that are held under lease and option agreements and the fair value of equity instruments issued as part of purchase agreements, are capitalized until such time as the related interest is placed into production, sold, abandoned, or management has determined that impairment in value has occurred. Additionally where differences exist between the accounting value and tax bases of the assets acquired, further amounts may be capitalized related to the “future income tax-gross- up” required on acquisition.

Management evaluates each mineral property on a reporting period basis or as events and circumstances warrant and makes a determination based on exploration activity and results, estimated future cash flows and availability of funding as to whether capitalized costs are impaired. Mineral property interests, where future cash flows are not reasonably determinable, are evaluated for impairment based on management’s intentions and determination of the extent to which future exploration programs are warranted and likely to be funded.

Capitalized costs as reported on the balance sheet represent costs incurred to date or estimated recoverable value if lower than cost. Recovery of carrying value is dependent upon future commercial success or proceeds from disposition of the mineral interests.

Upon the establishment of commercial production, carrying values of deferred acquisition and exploration costs will be amortized over the estimated life of the resource on the units of production method.

The Company does not have any producing mineral properties and all of its efforts to date have been exploratory in nature.

	f)	Oil and Gas Properties

The Company follows the full cost method of accounting for its oil and gas operations whereby all costs related to the acquisition of oil and gas interests are capitalized. Such costs include land and lease acquisition costs, annual carrying charges of non-producing properties, geological and geophysical costs, costs of drilling and equipping both productive and non-productive wells, asset retirement and abandonment costs, direct exploration salaries and related benefits and overhead charges directly related to acquisition, exploration and development activities. The Company operates in one cost centre, being Canada.

8

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	f)	Oil and Gas Properties (Continued)

An impairment loss is recognized in net earnings when the carrying amount of a cost centre is not recoverable and the carrying amount of the cost centre exceeds its fair value. The carrying amount of the cost centre is not recoverable if the carrying amount exceeds the sum of the undiscounted cash flows from proved reserves. If the sum of the cash flows is less than the carrying amount, impairment loss is limited to the amount by which the carrying amount exceeds the sum of; i) the fair value of the proved and probable reserves; and ii) the costs of unproved properties that have been subject to a separate impairment test and contain no probable reserves.

The Company does not have any producing oil and gas properties and all of its efforts to date have been exploratory in nature. Following an assessment of impairment for the Company’s Oil and Gas interest the Company wrote-off all capitalized amounts in fiscal 2006 (Note 5).

	g)	Asset Retirement Obligations

The Company reviews and recognizes obligations associated with the retirement of tangible long- lived assets, including rights to explore or exploit natural resources. When such obligations are identified and measurable, the estimated fair values of the obligations are recognized on a systematic basis over the remaining period up to the date the obligations are expected to be settled. Mineral property related retirement obligations are capitalized as part of deferred exploration and development costs and are accounted for in the same manner as all other capitalized costs.

	h)	Use of Estimates and Assumptions

The preparation of financial statements in conformity with Canadian GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Significant areas requiring the use of management estimates relate to the determination of the useful life of office equipment, the impairment of mineral properties, the determination of the discount rate used in the calculation of the fair value of the Note Payable, the allocation of the fair value of Special Warrants to mineral properties acquired and the determination of fair value amounts for the Special Warrants issued as part of the mineral property acquisitions, which includes the assumption that the Special Warrants are converted after the completion of the Plan of Arrangement. Financial results as determined by actual events could differ from those estimates.

	i)	Future Income Taxes

The Company follows the liability method of tax allocation. Under this method, future tax assets and liabilities are determined based on differences between the financial reporting and tax basis of assets and liabilities, and measured using the substantially enacted tax rates and laws that will be in effect when the differences are expected to reverse. In the case of unused tax losses, income tax reductions, and certain items that have a tax basis but cannot be identified with an asset or liability on the balance sheet, the recognition of future income tax assets is determined by reference to the likely realization of future income tax reductions. The Company has not recognized potential future benefit amounts as the criteria for recognition under GAAP have not been met.

9

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	j)	Loss Per Share

The Company uses the treasury stock method to determine the dilutive effect of stock options and other dilutive instruments. The treasury stock method assumes that proceeds received from in-the-money stock options and other dilutive instruments are used to repurchase common shares at the prevailing market rate.

Basic loss per share figures have been calculated using the weighted average number of shares outstanding during the respective periods. Diluted loss per share figures are equal to those of basic loss per share for each year since the effects of the stock options and share purchase warrants are anti-dilutive.

	k)	Foreign currencies

The Company’s functional and reporting currency is the Canadian dollar. Transactions undertaken in foreign currencies are translated into Canadian dollar equivalents at exchange rates prevailing at the time the transaction occurred. Monetary assets and liabilities denominated in foreign currencies are translated into equivalent Canadian dollars at the exchange rates in effect at the balance sheet date with any resulting gain or loss being recognized in the consolidated statement of loss and deficit. The effect of fluctuations in exchange rates between the dates of transactions and of settlements are reflected in the statement of loss and deficit.

The consolidated financial statements of CVS and Arizona Minerals, Inc. are translated into Canadian dollars using the temporal method for integrated operations, as follows:

  monetary assets and liabilities using the exchange rate in effect at the balance sheet date;
  non-monetary assets and liabilities are translated at historical exchange rates, unless the item is carried at fair market value, in which case the item will be translated at the exchange rate in effect at the balance sheet date;
  revenue and expense items at approximate exchange rates prevailing at the time the transactions occurred;
  amortization of assets translated at historical exchange rates are translated at the same exchange rates as the assets to which they relate;
  translation gains and losses on monetary items or non-monetary items carried at market are included in statement of loss and deficit.

l)	Financial Instruments

The Company’s financial instruments may consist of cash, accounts receivable, deposits and other, accounts payable, amounts due to related parties and note payable. The fair value of the Company’s financial instruments are estimated by management to approximate their carrying values based on their immediate or short-term maturity.

10

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

2.	SIGNIFICANT ACCOUNTING POLICIES (Continued)

	m)	Stock-Based Compensation

The Company grants to its directors, employees and consultants incentive stock options to acquire shares in the Company’s common stock in accordance with the terms of its stock option plan. Effective December 1, 2003 the Company adopted the accounting recommendations of the Canadian Institute of Chartered Accountants (“CICA”) Handbook, Section 3870, “Stock-based compensation and other stock-based payments”, released in November 2003, whereby it expenses all stock-based compensation awards, made or altered on or after October 1, 2003, on a prospective basis. The standard requires that all new or altered stock-based awards provided to employees and non-employees are measured and recognized using a fair value based method. Fair values are determined using the Black-Scholes option pricing model. Any consideration paid by employees on the exercise of the options and related amounts recorded as Contributed Surplus established over the vesting period are credited to share capital.

	n)	Risk Management

The Company is engaged primarily in resource exploration and manages related industry risk issues directly. The Company is at risk for environmental issues and fluctuations in commodity prices. Management is not aware of and does not anticipate any significant environmental remediation costs or liabilities in respect of its current operations.

The Company is not exposed to significant credit or interest rate risks.

The Company’s functional currency is the Canadian dollar. The Company has mineral properties and operations in the United States and Colombia where the Company will be exposed to foreign exchange risks.

3.	OFFICE EQUIPMENT

		June 30, 2006		June 30,2005
		Accumulated	Net Book
	Cost	Amortization	Value	Net Book Value

Furniture and Equipment	$15,416	$771	$14,645	$-
Computer software	10,792	899	9,893	-
	$26,208	$1,670	$24,538	$-

11

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

4.	MINERAL PROPERTIES

The acquisition and exploration costs of the Company’s mineral properties are as follows:

	Mining Properties Cost		Deferred Exploration Expenses
Mining assets:	2006	2005	2006	2005
Hardshell property	$40,938,392	$-	$200,300	$-
La Bodega and California-Vetas properties	3,777,597	-	223,600	-
Royal Attwood Property	-	27,500	-	58,307
	$44,715,989	$27,500	$423,900	$58,307

Mining properties:	2006	2005
Balance, beginning of year	$27,500	$12,500
Acquisition costs	44,715,989	15,000
Write-offs	(27,500)	-
Balance, end of year	44,715,989	27,500

Deferred exploration expenses:
Balance, beginning of year	58,307	18,916
Geologists, consultants and professional services	439,060	39,391
Write-offs	(73,467)	-
Balance, end of year	423,900	58,307

Total Mineral Properties	$45,139,889	$85,807

Acquisition of the Hardshell Property

On May 18, 2006 a purchase agreement was signed and the Company acquired 80% of the issued and outstanding common shares of Arizona Minerals (“Arizona Shares”), a Nevada incorporated private company, all the shares of which were beneficially owned by Diamond Hill Investment Corporation (“Diamond Hill”). Diamond Hill is 75% owned by Stuart Angus a recently appointed director of the Company. Arizona Minerals owns 100% of the rights in and to the silver property located in the Patagonia Mountains, Arizona (the “Hardshell Property”) that it acquired on March 14, 2006 out of a bankruptcy proceeding from Asarco LLC. (“Asarco”) pursuant to a purchase and sale agreement dated October 25, 2005 between Arizona Minerals and Asarco.

Pursuant to the Hardshell Purchase Agreement, the Company acquired the Arizona Shares in exchange for the purchase price of US$10 million in cash, a 2% net smelter return from the Hardshell Property, and 22,500,000 Class “B” Special Warrants of the Company with a fair value of $18,000,000, which are convertible into 22,500,000 common shares of the Company for no additional consideration on the completion of the Plan of Arrangement (Notes 7 (h) and 13). The closing of the purchase occurred on May 18, 2006 at which time the Company paid US$3,500,000, in addition to the US$250,000 deposit already paid, of the purchase price. A further US$1,250,000 has been accrued. The remaining US$5 million is in form of a Note Payable by the Company, which is due on or before March 2, 2007 (Note 6). Acquisition expenses of $123,385 were capitalized to the property. To ensure payment by Diamond Hill to Asarco, due in March 2007, the Trustee for Asarco has a trust deed on the property in the amount of US$4,500,000. The trust deed will be removed pending the final payment expected in early March 2007.

12

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

4.	MINERAL PROPERTIES (Continued)

Pursuant to a shareholders’ agreement (the “Shareholders’ Agreement”) governing the affairs of Arizona Minerals, the Company will control Arizona Minerals and will act as operator of the Hardshell Property. The shareholders will fund future expenditures in accordance with the Shareholders’ Agreement, which provides for a 10% free carried interest for Diamond Hill. Otherwise, the Shareholders’ Agreement contains industry standard terms relating to dilution for failure to contribute to approved programs.

The 22,500,000 Class “B” Special Warrants and the common shares issuable on the exercise thereof, will be placed into a voluntary pooling arrangements pursuant to which such shares will be released from the pool over three years, subject to accelerated release in certain circumstances. The shares will be released as follows: 10% on the effective date of the agreement (which is May 18, 2006) upon completion of the Plan of Arrangement and 15% each 6 months thereafter. All shares would be released after 36 months. The holders of the Class “B” Special Warrants will not receive shares of Ventana or otherwise participate in the Plan of Arrangement as shareholders of the Company. As compensation for services rendered in connection with the purchase of the Arizona Minerals Shares by the Company, Diamond Hill has directed that 11,800,000 of the Class “B” Special Warrants be issued to other parties. This allocation includes 10,700,000 Class “B” Special Warrants to Richard R. Redfern, 1,000,000 Class “B” Special Warrants to Donald B. Clark, a director of the Company, and 100,000 to another person. Each of Diamond Hill and Richard R Redfern will become insiders of the Company on completion of the Plan of Arrangement, as each will be holding approximately 17% of the issued and outstanding shares of the Company.

Acquisition of the Colombian Interests

On May 18, 2006 a share purchase agreement (“CVS Purchase Agreement”) was entered into among the Company, Ventana, Augusta Capital Corporation, a British Columbia private company and Augusta Capital (US) Corporation, a Nevada private company (collectively referred to as “Augusta”), both of which are wholly-owned by Richard W. Warke, a significant shareholder of the Company. The Company has, indirectly through Ventana, acquired 100% of the issued and outstanding shares of B.C. Ltd., which owns 100% of the issued and outstanding quotas (common shares) of CVS (the “CVS Quotas”), a private company incorporated under the laws of Colombia, South America. CVS has an option to purchase 100% of the mining exploration rights to the La Bodega gold/silver property (the “La Bodega Property”) located in Colombia, South America pursuant to the agreement dated February 8, 2006 entered into between CVS and Sociedad Minera La Bodega Ltda. (the “La Bodega Agreement”). The Company has agreed to acquire the California- Vetas gold/silver property (“California-Vetas Property”) located in Colombia, South America pursuant to an agreement dated May 18, 2006 between Messrs. Jon Lehmann and Allen Ambrose, Ventana and Wildcat (the “California-Vetas Agreement”).

13

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

4.	MINERAL PROPERTIES (Continued)

Pursuant to the CVS Purchase Agreement, Ventana acquired the CVS Quotas (through the acquisition of B.C. Ltd.) in exchange for Class “A” Special Warrants of Ventana, with a fair value of $750,000 which are convertible into 3,000,000 common shares of Ventana for no additional consideration on the completion of the Plan of Arrangement, and a payment of US$675,000 to Augusta, which at year end had been accrued. If the Plan of Arrangement does not occur on or before December 15, 2006, the Class “A” Special Warrants will convert into common shares of Ventana, which will be exchanged for common shares of the Company. In addition, Ventana assumed the option payment obligations of Augusta under the La Bodega Agreement to pay over a four-year period, US$7,000,000 and issue 1,000,000 common shares of Ventana to Sociedad Minera La Bodega Ltda.

The option agreement specifies cash payments and share issuance as follows:

	US$ Cash	Shares
On signing	$300,000	-
February 8, 2007	400,000	250,000
February 8, 2008	500,000	250,000
February 8, 2009	2,800,000	250,000
February 8, 2010	3,000,000	250,000
	$7,000,000	1,000,000

Pursuant to the California-Vetas Agreement, the Company has agreed to acquire the California-Vetas Property for $75,000 in cash and the issuance of 3,000,000 Class “A” Special Warrants with a fair value of $750,000 to Messrs. Jon Lehmann and Allen Ambrose. The Class “A” Special Warrants are convertible into common shares of Ventana upon completion of the Plan of Arrangement for no additional consideration. If the Plan of Arrangement does not occur on or before December 15, 2006, the Class “A” Special Warrants will convert into common shares of the Company. CVS has agreed to complete work commitments of US$250,000 over two years.

The Class “A” Special Warrants and the common shares issuable on the exercise thereof, will be placed into a voluntary pooling arrangements pursuant to which such shares will be released from the pool over three years, subject to accelerated release in certain circumstances. The shares will be released as follows: 10% on the effective date of the agreement (which is May 18, 2006) upon completion of the Plan of Arrangement and 15% each 6 months thereafter. All shares would be released after 36 months.

Royal Attwood Property

On October 18, 2002, and as amended April 17, 2003 and further amended effective June 16, 2005, and further amended December 30, 2005, the Company entered into an option agreement (the “Royal Attwood Option Agreement”) to acquire a 100% undivided interest in 11 mineral claims located in the Greenwood Mining Division of British Columbia. In order to exercise the option, the Company is obligated to:

14

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

4.	MINERAL PROPERTIES (Continued)

	i.	Pay $5,000 on execution of the agreement, and a further annual $65,000 on each of June 17, 2006, June 17, 2007, June 17, 2008, and June 17, 2009;

ii.

Issue 25,000 common shares upon regulatory approval, which was granted on June 17, 2004, 50,000 common shares within six months of the regulatory approval, 100,000 common shares by December 31, 2005 (amended in (v), 100,000 common shares on June 17, 2006 and 125,000 common shares on June 17, 2007;

	iii.	On June 17, 2004, 25,000 shares were issued at a value of $0.30 per share. On February 23, 2005, a further 50,000 shares were issued at a value of $0.30 per share;

iv.

Incur a minimum of $50,000 of exploration expenditures by the first anniversary date of the regulatory approval, and a further $950,000 over five years. As of September 30, 2005 the Company has incurred $58,307 in initial exploration expenditures on the property; and

v.

On December 30, 2005 the Company entered into an agreement to extend issuance of 100,000 common shares from December 31, 2005 to March 31, 2006 under the option agreement. Consideration for this extension is the agreement by the Company to expend an additional $30,000 in exploration expenditures by March 31, 2006. They have agreed to deposit $25,000 with the option or in trust and if they do not expend the agreed $30,000, by March 31, 2006 they will forfeit $15,000 of the deposit.

At March 31, 2006 the Company forfeited the $15,000 and wrote off the remaining value of the property.

5.	OIL AND GAS PROPERTIES

On November 25, 2003, the Company entered into a participation agreement, with Apex Energy (Canada) Inc. (“APEX”) whereby it acquired a 8.375% effective working interest in certain oil and gas properties located in the Peco, Alberta area, in consideration for contributing $32,350 for 10% of the costs to be incurred by Apex in re-entering, testing, completing and equipping or abandoning a test well on the property, plus completion costs which have not yet been determined. The Company’s interest is subject to a 7% gross overriding royalty in favour of Apex prior to payout, which may be converted, at Apex’s option, to 50% of the Company’s earned interest after payout. During 2006 the Company determined the oil and gas interest was impaired and wrote-off its investment.

6.	NOTE PAYABLE

The purchase of the Hardshell Property from Diamond Hill included cash consideration of US$5,000,000 ($5,615,298) of which US$3,750,000 has been paid and US$1,250,000 accrued. The remaining US$5,000,000 is non-interest bearing and is due on March 2, 2007. The US$5,000,000 due on March 2, 2007 has been discounted to a present value of US$4,466,819 ($4,985,863) at May 18, 2006 using a borrowing rate of 18.5%. The difference between the face value ($5,615,298) and the carrying value ($4,985,863) of the note will be deferred and recorded as an interest expense over the term of the note.

15

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

6.	NOTE PAYABLE (Continued)

	Amount	Discounted	Discounted
	USD$	USD$	CDN$

March 2, 2007	$5,000,000	$4,466,819	$4,985,863

Current portion -
Note Payable	$5,000,000	$4,466,819	$4,985,863

7.	SHARE CAPITAL

	a)	Authorized

200,000,000 common shares and 100,000,000 preferred shares, with no par value.

	b)	Common shares Issued:

	2006		2005
	Shares	Amount	Shares	Amount

Balance, beginning of year	14,048,280	$9,381,169	13,998,263	$9,366,169
Issued during the year:
For mineral property	-	-	50,000	15,000
For cash:
Private Placements	20,252,500	11,778,625	-	-
Fair value of warrants	-	(2,741,549)	-	-
Escrow shares cancelled	(30,649)	-	-	-
To adjust for prior share
consolidation	-	-	17	-
	34,270,131	$18,418,245	14,048,280	$9,381,169

c)	At June 30, 2005, 30,649 common shares were held in escrow. The shares were cancelled on May 29, 2006 and returned to treasury.

d)

On May 26, 2006, the Company granted 1,070,000 stock options to directors, officers, and employees of the Company at an exercise price of $2.57 per share for a period of 5 years expiring on May 26, 2011. Of these options, 50,000 were available for immediate exercise, with the remaining vesting over three years. On September 15, 2006 all of the options granted in May 2006 were cancelled. The stock based compensation expense of $111,004 recorded in the fourth quarter relates to a prorata portion of the fair value of those that immediately vested. The following assumptions were used for the Black-Scholes valuation of the stock options granted during the year ended June 30, 2006; Expected dividend yield –0; Expected stock price volatility – 163%; Risk-free interest rate – 4.25%; Expected life of options – 3.5 years.

No share options were granted in 2005, and as at June 30, 2006 and 2005 there were no share options outstanding.

16

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

7.	SHARE CAPITAL (Continued)

	e)	On February 23, 2005, 50,000 common shares were issued pursuant to the Royal Attwood Option Agreement.

	f)	Private Placements

On December 8, 2005, the Company closed a non-brokered private placement for 13,500,000 units at a price of $0.06 per unit, each of which is comprised of one common share and one common share purchase warrant entitling the holder to purchase one additional common share at a price of $0.10, expiring December 8, 2006. Total proceeds received amount to $810,000.

On January 19, 2006, the Company closed a non-brokered private placement for 1,200,000 units at $0.28 per unit, each of which is comprised of one common share and one half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to purchase one additional common share at a price of $0.50, until February 9, 2007. Total proceeds received amount to $336,000.

On May 17, 2006, the Company closed a non-brokered private placement for 500,000 units at a price of $0.55 per unit, each of which is comprised of one common share and one half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to purchase one additional common share at a price of $1.00, until May 17, 2007. Total proceeds received amount to $275,000.

Also, on May 17, 2006, the Company closed a non-brokered private placement for 5,052,500 units at a price of $2.05 per unit, each of which is comprised of one common share and one half of one common share purchase warrant. Each whole common share purchase warrant entitles the holder to purchase one additional common share at a price of $3.00, until May 17, 2007. Total proceeds received amount to $10,357,625.

The Company attributed a cost of $2,741,549 to the warrants, based on their fair value, issued as part of the above private placements.

	g)	Warrants

The following table summarizes information about warrants outstanding at June 30, 2006. Each warrant is exercisable into one common share.

	Exercise		Issued and
	Price	Exercise Dates	Outstanding
	$0.10	December 8,2006	13,500,000
	$0.50	February 9, 2007	600,000
	$1.00	May 17, 2007	250,000
	$3.00	May 17, 2007	2,526,250
$			16,876,250

17

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

7.	SHARE CAPITAL (Continued)

	h)	Special Warrants

On May 18, 2006 pursuant to the CVS Purchase Agreement, Ventana issued 3,000,000 Class “A” Special Warrants, which are convertible into 3,000,000 common shares of Ventana on the completion of the Plan of Arrangement (Note 13, Subsequent Event) and pursuant to the California- Vetas Agreement, the Company issued 3,000,000 Class “A” Special Warrants which are convertible into common shares of Ventana on the completion of the Plan of Arrangement. If the Plan of Arrangement does not occur on or before December 15, 2006, the Class “A” Special Warrants will convert into or the Ventana shares will be exchanged for common shares of the Company. Based on a fair value determination of $0.25 per Class “A” Special Warrant, the total value ascribed to these warrants was $1,500,000.

On May 18, 2006, pursuant to the acquisition of 80% of Arizona Minerals, Inc. the Company issued 22,500,000 Class “B” Special Warrants, which are convertible into 22,500,000 common shares of the Company after the completion of the Plan of Arrangement. The holders of the Class “B Special Warrants will not receive shares of Ventana or otherwise participate in the Plan of Arrangement as shareholders of the Company. Based on a fair value determination of $0.80 per Class “B” Special Warrant, the total value ascribed to these warrants was $18,000,000.

	i)	Contributed Surplus

On June 30, 2006, the contributed surplus was as follows:

2006

Balance - Beginning of year	$-
Stock based compensation expense for the year	111,004
Fair value of warrants issued on private placement	2,741,549
Balance - End of year	$2,852,553

8.	RELATED PARTY TRANSACTIONS

During the year ended June 30, 2006, the Company incurred $80,555 for legal services (2005 - $22,056; 2004 - $54,345) to a legal firm controlled by a former officer and director of the Company; $7,500 for management fees (2005 - $30,000; 2004 - $30,000) to a company controlled by a former officer and received advances of $nil (2005 -$14,500; $nil - 2004) from a company controlled by a former director. At June 30, 2006, $29,592 (2005 - $52,056 – former director; $nil - 2004) was due to a company controlled by Diamond Hill. The amount is unsecured, bears no interest and is due on demand. The amount due at June 30, 2005 was unsecured and due on demand, with interest at the rate of 10% per annum. Also, at June 30, 2006 amounts are owed related to the purchase of the Hardshell Property totaling approximately $6,500,000 (Note 4 - Acquisition of the Hardshell Property). Also, refer to Note 4 - Acquisition of the Colombian Interests, as Augusta, the indirect holder of the CVS Quotas; is owned by a significant shareholder of the Company.

Accounts payable and accrued liabilities at June 30, 2006 include $753,435 (2005 - $20,021; $nil - 2004) due to companies controlled by officers, directors or shareholders.

18

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

8.	RELATED PARTY TRANSACTIONS (Continued)

Related party transactions are measured at the exchange amount determined and agreed to by the related parties.

9.	INCOME TAXES

The reported income taxes differ from the amounts obtained by applying statutory rates to the loss before income taxes as follows:

	2006	2005	2004
Statutory tax rate	35.62%	35.62%	35.62%
Expected income tax recovery	$(253,456)	$(27,361)	$(36,899)
Non-deductible expenses	39,540	-	-
Unrecognized tax losses	213,916	27,361	36,899
Income tax provision	$-	$-	$-

The tax effects of temporary differences that give rise to significant components of future income tax assets and liabilities are as follows:

	2006	2005	2004
Resource allocation pools	$1,566,600	$1,561,200	$1,560,000
Non-capital losses available	398,600	259,900	365,000
Cumulative eligible expenditures	95,000	95,000	95,000
	$2,060,200	$1,916,100	$2,020,000
Valuation allowance	(2,060,200)	(1,916,100)	(2,020,000)
Net future income tax assets	-	-	-
Future income tax liabilities	(12,940,000)	-	-
Net future income tax liability (net)	$(12,940,000)	$-	$-

As the criteria for recognizing future income tax assets have not been met due to the uncertainty of realization, a valuation allowance of 100% has been recorded for the current and prior years. The Company has $12,940,000 due in future income tax liability, which reflects the “tax gross-up”, required to be recorded on acquisition and represents the difference between the allocated accounting fair value and the tax bases of the assets acquired.

The Company has approximately $1,000,000 of non-capital losses, which can be applied to reduce future taxable income, expiring as follows:

Year of Expiry	Amount

2016	$481,524
2015	69,917
2014	103,591
2010	75,251
2009	92,234
2008	59,333
2007	118,147
$999,997

19

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

9.	INCOME TAXES (Continued)

The Company has accumulated exploration and development costs of approximately $4,398,000 available to offset future taxable income in Canada. The non-capital losses expire by 2016. The exploration and development costs carry forward indefinitely.

10.	CONTINGENT LIABILITY

The Company has received notification of a claim filed in Ontario by a former optionor to the Company of a mineral property. The claim is for damages of $100,850 plus legal costs for breach of contract regarding a mineral property option agreement dated December 9, 1998. The Company has disputed the claim and believes it to be without merit as the relevant agreement was subject to approval of the board of directors and regulatory authorities and accordingly was not legally binding. The outcome of this action is presently not determinable and accordingly no provision for loss has been recorded in the financial statements.

11.	SUPPLEMENTARY CASH FLOW INFORMATION

	2006	2005

Cash paid for taxes	$-	$-
Cash paid for interest	$10,183	$-
Cash received for interest	$51,235	$-
Share capital issued for acquisition of
mineral property	$-	$15,000
Non-cash Transactions
Acquisition of CVS	$3,346,877	$-
Acquisition of Arizona Minerals	$36,270,107	$-

12.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

These financial statements are prepared in accordance with Canadian GAAP, which differ in certain material respects from US GAAP. Material differences between Canadian GAAP and US GAAP and their effect on the Company’s financial statements are summarized in the tables below.

June 30, 2006
			Shareholders'
Balance Sheets	Total Assets	Total Liabilities	Equity
Reported under Canadian GAAP	$50,993,484	$20,415,570	$30,577,914
Mineral property expenditures (a)	(423,900)	-	(423,900)
Reported under US GAAP	$50,569,584	$20,415,570	$30,154,014

June 30, 2005
			Shareholders'
Balance Sheets	Total Assets	Total Liabilities	Equity
Reported under Canadian GAAP	$118,716	$79,578	$39,138
Mineral property expenditures (a)	(58,307)	-	(58,307)
Reported under US GAAP	$60,409	$79,578	$(19,169)

20

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

12.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

June 30, 2006
					Accumulated
					Other
	Common	Special	Contributed		Comprehensive
Statements of Shareholders' Equity	Shares	Warrants	Surplus	Deficit	Loss	Total
Reported under Canadian GAAP	$18,418,245	$19,500,000	$2,852,553	$(10,192,884)	$-	$30,577,914
Mineral property expenditures (a)	-	-	-	(423,900)	-	(423,900)
Unrealized holding losses (b)	-	-	-	548	(548)	-
Reported under US GAAP	$18,418,245	$19,500,000	$2,852,553	$(10,616,236)	$(548)	$30,154,014

June 30, 2005
					Accumulated
					Other
	Common	Special	Contributed		Comprehensive
Statements of Shareholders' Equity	Shares	Warrants	Surplus	Deficit	Loss	Total
Reported under Canadian GAAP	$9,381,169	$-	$-	$(9,342,031)	$-	$39,138
Mineral property expenditures (a)	-	-	-	(58,307)	-	(58,307)
Unrealized holding losses (b)	-	-	-	548	(548)	-
Reported under US GAAP	$9,381,169	$-	$-	$(9,399,790)	$(548)	$(19,169)

	Cumulative from
	dormancy (2003)		June 30
Statements of Operations	to June 30, 2006	2006	2005	2004
Loss from operations under Canadian GAAP	$(967,283)	$(711,555)	$(76,814)	$(103,591)
Mineral property expenditures (a)	(487,208)	(423,900)	(39,391)	(16,590)
Resource properties written off (a)	58,307	58,307	-	-
Unrealized holding losses (b)	548	-	-	-
Net loss reported under US GAAP	$(1,395,636)	$(1,077,148)	$(116,205)	$(120,181)

Basic and diluted loss per share under US GAAP		$(0.05)	$(0.01)	$(0.01)

Weighted average number of common shares outstanding
under both Canadian GAAP and US GAAP		21,831,100	14,015,403	11,028,920

Comprehensive loss

Unrealized holding losses (b)	$(548)	$-	$-	$-

Other comprehensive income (b)	$(548)	$-	$-	$-
Net loss under US GAAP	(1,395,636)	(1,077,148)	(116,205)	(120,181)
Comprehensive loss	$(1,396,184)	$(1,077,148)	$(116,205)	$(120,181)

21

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

12.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

	Cumulative from
	dormancy (2003)		June 30
Statements of Cashflows	to June 30, 2006	2006	2005	2004

Operating activities
Operating activities under Canadian GAAP	$1,024,900	$2,030,477	$(12,688)	$(200,250)
Mineral property expenditures (a)	(482,207)	(423,900)	(39,391)	(16,590)
Operating activities under US GAAP	$542,693	$1,606,577	$(52,079)	$(216,840)

Investing activities
Investing activities under Canadian GAAP	$(7,928,358)	$(7,837,543)	$(39,391)	$(48,941)
Mineral property expenditures (a)	482,207	423,900	39,391	16,590
Investing activities under US GAAP	$(7,446,151)	$(7,413,643)	$-	$(32,351)

a)	Mineral Property Expenditures

Mineral property costs are accounted for in accordance with Canadian GAAP. Under US GAAP mineral property acquisition costs are capitalized while exploration and carrying costs are expensed as incurred until a positive feasibility study is completed and a positive mine development decision has been approved by the Board of Directors and appropriate financing has been obtained. The capitalized costs of such mineral interests would then be measured, on a periodic basis, to ensure that the carrying value can be recovered. If the carrying value cannot be recovered, the mineral property would be written down to net recoverable value.

As, under US GAAP, the exploration expenditures are expensed as incurred, the write-down of resource properties is similarly reduced.

Under Canadian GAAP, Investment in mining properties and exploration expenditures, net of related payables, are classified as investing activities on the consolidated statements of cash flows, whereas under US GAAP, these expenditures would have been classified as operating activities.

b)	Marketable Securities and Unrealized Holding Gains (Losses)

Under US GAAP, securities are classified as held for trading or available-for-sale securities depending upon the Company’s intentions. Unrealized holding gains and losses on held for trading securities are included in earnings. Unrealized holding gains and losses for available- for-sale securities are excluded from earnings and reported as a net amount in a separate component of shareholders’ equity, other comprehensive income (“OCI”), until realized or an other than temporary impairment in value occurs. Under Canadian GAAP, marketable securities are carried at the lower of cost and market value. Gains or losses are determined under the specific identification method for term deposits and the average cost method for shares. The Company has available-for-sale securities.

22

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

12.	DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (Continued)

	c)	Income Taxes

Under Canadian GAAP, future income taxes are calculated based on enacted or substantively enacted tax rates applicable to future years. Under US GAAP, only enacted rates are used in the calculation of future income taxes. This GAAP difference resulted in a no difference in the financial position, results of operations or cash flows of the Company for the years presented.

	d)	Comprehensive Income

Under US GAAP, comprehensive income is recognized and measured in accordance with FASB Statement No. 130 “Reporting Comprehensive Income”, which was required to be adopted beginning on January 1, 1998. Comprehensive income includes all changes in equity other than those resulting from investments by owners and distributions to owners. Comprehensive income includes two components, net income and other comprehensive income (“OCI”). OCI includes amounts that are recorded as an element of shareholder’s equity but are excluded from net income as these transactions or events were attributable to changes from non-owner sources. These items include minimum pension liability adjustments, holding gains and losses on certain investments, gains and losses on derivative instruments and foreign currency gains and losses related to self-sustaining foreign operations. Canadian standards relating to comprehensive income are not effective until fiscal years beginning on or after October 1, 2006.

13.	SUBSEQUENT EVENT

The Company has called a special meeting of its shareholders for November 15, 2006 to approve a plan of arrangement (the “Plan of Arrangement”). The Plan of Arrangement, involves all of the shares of Ventana being distributed to the shareholders of the Company on a one-for-one basis so that at the completion of the transactions contemplated under the Plan of Arrangement, Ventana will no longer be a wholly-owned subsidiary of the Company and will continue to indirectly hold the Colombian property interest through its wholly-owned subsidiary CVS, and the Company will continue to indirectly hold the Hardshell Property through its 80% owned subsidiary Arizona Minerals. Ventana will be owned by the shareholders of the Company as at the record date for the completion of the Plan of Arrangement and will apply to list its shares on a Canadian based stock exchange. The Plan of Arrangement is subject to requisite shareholder, court and regulatory approvals.

23

WILDCAT SILVER CORPORATION
(FORMERLY COMCORP VENTURES INC.)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2006 AND 2005

Schedule 1

SCHEDULE OF SHARE CAPITAL FROM DORMANCY (2003)

	Common Share without				Deficit	Total
From dormancy in 2003 to	Par Value		Special	Contributed	Accumulated During	Shareholders'
June 30, 2006	Shares	Amount	Warrants	Surplus	the Exploration Stage	Equity

Balance, July 1, 2002	1,000,499	$8,061,392	$-	$-	$(9,086,303)	$(1,024,911)

Issued shares for cash	7,500,000	750,000	-	-	-	750,000
Exercise of warrants	510,678	51,068	-	-	-	51,068
Issued shares for debt settlement	2,008,786	200,879	-	-	-	200,879
Loss for the period	-	-	-	-	(75,323)	(75,323)
Balance, June 30, 2003	11,019,963	9,063,339	-	-	(9,161,626)	(98,287)

Issued shares for property acquisition	25,000	7,500	-	-	-	7,500
Exercise of warrants	2,953,300	295,330	-	-	-	295,330
Loss for the period	-	-	-	-	(103,591)	(103,591)
Balance, June 30, 2004	13,998,263	9,366,169	-	-	(9,265,217)	100,952

Issued shares for property acquisition	50,000	15,000	-	-	-	15,000
Issued for fractional rounding	17	-	-	-	-	-
Loss for the period	-	-	-	-	(76,814)	(76,814)
Balance, June 30, 2005	14,048,280	9,381,169	-	-	(9,342,031)	39,138

Issued shares for cash	20,252,500	9,037,076	-	-	-	9,037,076
Escrow shares cancelled	(30,649)	-	-	-	-	-
Special warrant issuance	-	-	19,500,000	-	-	19,500,000
Stock based compensation	-	-	-	111,004	-	111,004
Share issue expenses	-	-	-	-	(139,298.00)	(139,298)
Fair value of warrants issued on private placements	-	-	-	2,741,549	-	2,741,549
Loss for the period	-	-	-	-	(711,555)	(711,555)
Balance, June 30, 2006	34,270,131	$18,418,245	$19,500,000	$2,852,553	$(10,192,884)	$30,577,914

24

CORPORATE INFORMATION

HEAD OFFICE	#400 – 837 West Hastings Street
Vancouver, BC, Canada V6C 3N6

	Telephone:	(604) 687-1717
	Facsimile:	(604) 687-1715

DIRECTORS	Donald B. Clark
Michael A. Steeves
Robert P. Wares
R. Stuart Angus

OFFICERS	Donald B. Clark, Interim President and Chief Executive Officer,
Bruce Nicol , Chief Financial Officer

REGISTRAR AND	Computershare Trust Company of Canada
TRANSFER AGENT	#401 - 510 Burrard Street
Vancouver, BC V6C 3B9

AUDITORS	Dale Matheson Carr-Hilton LaBonte LLP, Chartered
Accountants
1500 – 1140 West Pender Street
Vancouver, BC V6E 4G1

SOLICITORS	McCullough O’Connor Irwin, LLP
1100 - 888 Dunsmuir Street
Vancouver, BC V6C 3K4

SHARES LISTED	Canadian Trading and Quotation System Inc.
Trading symbol ~ WILD